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                                  Exhibit 12

                              UNISYS CORPORATION
         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                                ($ in millions)



                                              Years Ended December 31
                                    -------------------------------------------
                                     2000     1999     1998     1997    1996
                                     ----     ----     ----     ----    ----
Fixed charges
Interest expense                    $ 79.8   $127.8   $171.7   $ 233.2   $249.7
Interest capitalized during
 the period                           11.4      3.6        -         -        -
Amortization of debt issuance
 expenses                              3.2      4.1      4.6       6.7      6.3
Portion of rental expense
 representative of interest           42.2     46.3     49.1      51.8     59.8
                                    ------   ------   ------   -------   ------
  Total Fixed Charges                136.6    181.8    225.4     291.7    315.8
                                    ------   ------   ------   -------   ------
Earnings
Income (loss) from continuing
operations before income taxes       379.0    770.3    594.2    (748.1)    80.2
Add (deduct) the following:
Share of loss (income) of
 associated companies                (20.5)     8.9      (.3)      5.9     (4.9)
Amortization of capitalized
 interest                              2.2        -        -         -        -
                                    ------   ------   ------   -------   ------
  Subtotal                           360.7    779.2    593.9    (742.2)    75.3
                                    ------   ------   ------   -------   ------

Fixed charges per above              136.6    181.8    225.4     291.7    315.8
Less interest capitalized during
 the period                          (11.4)    (3.6)       -         -        -
                                    ------   ------   ------   -------   ------
Total earnings (loss)               $485.9   $957.4   $819.3   $(450.5)  $391.1
                                    ======   ======   ======   =======   ======

Ratio of earnings to fixed
 charges                              3.56     5.27     3.63         *     1.24
                                    ======   ======   ======   =======   ======

* Earnings for the year ended December 31, 1997 was inadequate to cover fixed charges by approximately $742.2 million.